Exhibit 99.1

Camp Nine Inc. Announces Corporate Name Change to Relmada Therapeutics Inc.

New York, NY July 9, 2014 – Camp Nine, Inc., (OTCBB: CMPE), a Nevada corporation which conducts its operations through Relmada Therapeutics, Inc., a clinical-stage company developing novel therapies for the treatment of chronic pain, announced today that it has changed its corporate name to Relmada Therapeutics, Inc. The name change began with the Nevada Secretary of State filings yesterday.  The next steps include FINRA approval for a symbol change to match the new name.  The name change will have no effect on the Company's share structure, corporate organization, business model operations, or corporate governance.

“As part of the public transaction process, the name change re-aligns the Relmada brand with the nature of the Company operations.  Following the recent filing of the shares registration statement, it marks a further progress to provide liquidity for our investors and toward the up-listing to a major stock exchange as soon as it will be feasible” said Sergio Traversa, CEO of the Company.

Relmada recently announced that it has completed equity capital raises totaling gross proceeds of $28MM associated with a going-public transaction.  Relmada went public via a reverse merger with Camp Nine pursuant to a share exchange agreement dated May 20, 2014 whereby Camp Nine acquired approximately 94% of the outstanding shares of Relmada.

About Relmada Therapeutics Inc.

Relmada Therapeutics is a clinical stage, public specialty pharmaceutical company, focused on developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at different stages of development and a deep early stage pipeline.  The Company's product development efforts are guided by the internationally recognized scientific expertise of its research team with inputs from a world-class scientific advisory board. The Company's approach is expected to reduce overall clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs.

Relmada is currently developing LevoCap ER, its abuse resistant, once--a-day sustained release dosage form of the opioid analgesic levorphanol; d-methadone, the NDMA receptor antagonist for neuropathic pain; BuTab ER, its oral dosage form of the opioid analgesic buprenorphine and MepiGel, its FDA Orphan Drug designated topical formulation of the local anesthetic mepivacaine.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements.  The forward-looking statements may include statements regarding product development, product potential, or financial performance.  No forward-looking statement can be guaranteed and actual results may differ materially from those projected.  Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:

Visit our website at www.relmada.com or contact:

Sergio Traversa, CEO

Relmada Therapeutics Inc.

Tel: 646-801-8112

E-mail: straversa@relmada.com

Media contact:

Janet Vasquez

JV Public Relations NY

Tel: 212-645-5498

E-Mail: jvasquez@jvprny.com